Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2025	Quarter Ended December 31, 2024
Diluted earnings per share	$0.71	$0.87
Net Income	$1,869,000	$2,319,000
Return on average common equity	5.83%	7.99%
Return on average assets	0.58%	0.76%

Millersburg, Ohio – January 28, 2026 – CSB Bancorp, Inc. (OTC ID: CSBB) today announced fourth quarter 2025 net income of $1,869,000 or $0.71 per basic and diluted share, as compared to $2,319,000, or $0.87 per basic and diluted share, for the same period in 2024. For the twelve-month period ended December 31, 2025, net income totaled $13,363,000 compared to $10,012,000 for the same period last year, an increase of 33%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 5.83% and 0.58%, respectively, compared with 7.99% and 0.76% for the fourth quarter of 2024. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $6.1 million during the quarter, an increase of $1.0 million, or 19%, from the prior year’s fourth quarter. Net interest income increased $1.9 million, or 19%, noninterest income increased $176 thousand, or 10%, and noninterest expense increased $1.0 million, or 17%, in the fourth quarter of 2025 compared to the same period in 2024. For the twelve-month period ended December 31, 2025 ROE and ROA were 10.94% and 1.08% as compared to 8.96% and 0.85% for the comparable period in 2024.

Eddie Steiner, President and CEO stated, “Loans grew at a slower pace during fourth quarter, partially due to seasonal business slowdowns, as well as mortgage applications stalling during the holiday season. For the year, net loan balances increased $87 million, or 12%. That growth is net of a $5 million increase in the allowance for credit losses due to the recognition of a fourth quarter valuation allowance of $4 million for one large commercial credit that remains a performing asset. Pre-provision net revenue increased 13% in 2025 to $22 million. Full year net income increased 33% from the prior year. After tax earnings amounted to $5.07 per share, and shareholders’ equity rose 10% to $126 million at year end.”

Provision for credit loss expense for the quarter increased $1.6 million from fourth quarter 2024. The current year increase results from the $4 million valuation allowance mentioned above on an individually evaluated loan relationship which is collateral dependent through its continued operation. The fourth quarter of 2024 provision for credit loss of $2.3 million covered a net charge-off of $1.9 million for that prior year quarter.

The allowance for expected credit losses (“ACL”) amounted to $12.5 million, or 1.50% of total loans, on December 31, 2025, as compared to $7.6 million or 1.03% of total loans on December 31, 2024. The allowance for credit losses on off-balance sheet commitments on December 31, 2025 was $596 thousand, as compared to a December 31, 2024 balance of $524 thousand. The increase in the ACL is primarily related to the individually evaluated loan relationship. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.7 million, or 16%, during fourth quarter 2025 as compared to the same quarter in 2024. The increase was primarily the result of an $88 million average volume increase, augmented by a 20 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income increased $13 thousand, or less than 1%, during the fourth quarter 2025 compared to the same quarter 2024 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for fourth quarter 2025 averaged 5.97%, an increase of 20 bps from the 2024 fourth quarter average of 5.77%, while overnight funds and securities yields for fourth quarter 2025 averaged 3.98% and 2.48%, respectively, compared to 4.81% and 2.23% in the fourth quarter 2024.

Interest expense declined $92 thousand, or 2%, during fourth quarter 2025 as compared to fourth quarter 2024. The cost to fund gross earning assets for the fourth quarter of 2025 declined to 1.20% as compared to 1.32% for the fourth quarter of 2024.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.73% compared to 3.33% for the fourth quarter 2024. Compared to the fourth quarter of 2024, FTE net interest income increased $1.9 million, or 19%, with a $71 million increase in average earning assets as well as a 29 bp increase in the yield on assets. The mix shift into loans primarily drove the increase in earnings from assets. The cost of interest-bearing liabilities declined 17 basis points as short-term interest rates dropped. Tax equivalency effect on net interest margin was 0.01% for both 2025 and 2024.

Noninterest income increased $176 thousand, or 10%, compared to fourth quarter of 2024. The increase was primarily the result of a $40 thousand increase in earnings on bank owned life insurance, a $38 thousand increase in trust fees, a $34 thousand increase in debit card interchange fees, and a $28 thousand increase in credit card fees. An offsetting decrease of $10 thousand was recognized in unrealized gain on equity securities.

Noninterest expense increased $1.0 million, or 17%, from fourth quarter 2024. Salary and employee benefits increased $690 thousand, or 20%, compared to the prior year quarter, with increases in base salaries, medical, and retirement benefits, partially due to increased headcount as the company was able to reduce vacancies and add several new positions supporting growth. Professional fees increased $81 thousand, or 20%, with increases to legal expense and workflow improvement. Marketing and public relations increased $54 thousand, or 42%, following a third quarter decrease. Software expense increased $25 thousand, or 6%, primarily due to new loan production software. Occupancy expense increased $35 thousand, or 12%, primarily due to facilities maintenance. The Company’s fourth quarter efficiency ratio decreased to 54.1% compared to 54.7% in the prior year.

Federal income tax expense was $400 thousand in fourth quarter 2025 compared to $526 thousand in the fourth quarter of 2024. The effective tax rate for the 2025 and 2024 fourth quarters was 18%, respectively.

Average earning assets for the fourth quarter of 2025 increased $71 million, or 6% from the year-ago quarter, primarily reflecting an $88 million, or 12%, increase in average loans, a $34 million, or 10%, decrease in average securities, and a $17 million, or 24%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $67 million, or 14%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $16 million, or 9%, above the prior year’s quarter with borrowers favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $7 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $2 million, or 11%, versus the same quarter of the prior year on lower volume of loans for recreational vehicles. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability after implementation of tariff, tax rate, and other fiscal initiatives. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $652 thousand, or 0.08%, of total loans on December 31, 2025, compared to $1.7 million, or 0.23% of total loans, a year ago. Delinquent loan balances as of December 31, 2025, decreased to 0.23% of total loans as compared to 0.40% on December 31, 2024. Net loan charge-offs recognized during fourth quarter 2025 were $26 thousand, compared to fourth quarter 2024 net loan charge-offs of $1.9 million.

Average deposit balances increased on a quarter over prior year quarter comparison by $61 million, or 6%. For fourth quarter 2025, the average cost of deposits amounted to 1.28%, as compared to 1.38% for fourth quarter 2024. Fourth quarter 2025 increases in average deposit balances over the prior year quarter included savings accounts of $6 million, money market accounts of $10 million, and time deposits of $23 million. Noninterest-bearing accounts increased $6 million from the prior year’s fourth quarter while interest-bearing demand accounts increased $16 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2025 increased by $783 thousand, or 3%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $126 million on December 31, 2025, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 9.90% for the quarter ended December 31, 2025. The Company declared a fourth quarter dividend of $0.42 per share, producing an annualized yield of 3.1% based on December 31, 2025 closing price of $54.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of September 30, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2025	2025	2025	2025	2024	2025	2024
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$11,450	$10,968	$10,376	$9,712	$9,599	$42,506	$36,996
Provision for credit loss expense	3,858	501	614	402	2,290	5,375	7,031
Noninterest income	1,956	1,866	1,777	1,696	1,780	7,295	7,102
Noninterest expenses	7,249	7,133	6,878	6,481	6,211	27,741	24,589
FTE adjustment(a)	30	30	31	31	33	122	143
Net income	1,869	4,151	3,727	3,616	2,319	13,363	10,012
Basic and Diluted earnings per share	0.71	1.57	1.41	1.37	0.87	5.07	3.76

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.58%	1.31%	1.23%	1.22%	0.76%	1.08%	0.85%
Return on average common equity (ROE), annualized	5.83	13.19	12.48	12.58	7.99	10.94	8.96
Net interest margin FTE(a)	3.73	3.67	3.61	3.48	3.33	3.63	3.31
Efficiency ratio	54.11	55.56	56.62	56.81	54.68	55.72	55.77
Number of full-time equivalent employees	178	181	175	173	166

MARKET DATA
Book value per common share	$48.07	$47.56	$46.11	$44.80	$43.33
Period-end common share market value	54.00	49.50	43.50	44.00	38.30
Market as a % of book	112.34%	104.09%	94.34%	98.20%	88.39%
Price-to-earnings ratio	10.65	9.48	9.01	10.92	10.19
Average basic common shares outstanding	2,629,229	2,636,028	2,639,244	2,644,543	2,654,073	2,637,216	2,661,308
Average diluted common shares outstanding	2,629,229	2,636,028	2,639,244	2,644,543	2,654,073	2,637,216	2,661,308
Period end common shares outstanding	2,627,015	2,632,498	2,638,921	2,641,547	2,650,089
Common stock market capitalization	$141,859	$130,309	$114,793	$116,228	$101,498

ASSET QUALITY
Gross charge-offs	$31	$39	$368	$35	$1,937	$473	$6,394
Net charge-offs	26	11	362	29	1,928	428	6,256
Allowance for credit losses	12,470	8,720	8,251	7,974	7,595
Nonperforming assets (NPAs)	652	746	1,358	1,597	1,719
Net charge-off / average loans ratio	0.01%	0.01%	0.19%	0.02%	1.05%	0.05%	0.87%
Allowance for credit losses / period-end loans	1.50	1.08	1.05	1.05	1.03
NPAs/loans and other real estate	0.08	0.09	0.17	0.21	0.23
Allowance for credit losses / nonperforming loans	1,913	1,169	608	499	445

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.43%	9.69%	9.48%	9.36%	9.28%
Average equity to assets	9.90	9.96	9.82	9.73	9.52
Average equity to loans	15.56	15.55	15.36	15.42	15.80
Average loans to deposits	72.62	72.97	72.86	72.09	68.50

AVERAGE BALANCES
Assets	$1,285,617	$1,253,262	$1,220,306	$1,197,828	$1,211,960	$1,239,521	$1,181,417
Earning assets	1,216,492	1,184,077	1,153,677	1,131,483	1,145,031	1,171,701	1,117,067
Loans	818,312	802,858	779,664	755,860	730,413	789,383	719,028
Deposits	1,126,878	1,100,283	1,070,136	1,048,534	1,066,229	1,086,710	1,035,558
Shareholders' equity	127,296	124,818	119,779	116,554	115,430	122,149	111,722

ENDING BALANCES
Assets	$1,292,736	$1,248,357	$1,237,969	$1,218,640	$1,191,500
Earning assets	1,228,856	1,178,781	1,163,268	1,148,625	1,121,675
Loans	829,778	810,048	788,070	761,240	737,641
Deposits	1,127,915	1,096,596	1,089,344	1,070,777	1,044,887
Shareholders' equity	126,280	125,190	121,683	118,335	114,835

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the 21% statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2025	2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,731	$21,287
Interest-bearing deposits with banks	81,579	52,222
Total cash and cash equivalents	99,310	73,509
Securities
Available-for-sale, at fair-value	132,217	125,434
Held-to-maturity	183,145	204,309
Equity securities	279	266
Restricted stock, at cost	1,645	1,520
Total securities	317,286	331,529

Loans held for sale	213	283
Loans	829,778	737,641
Less allowance for credit losses	12,470	7,595
Net loans	817,308	730,046

Premises and equipment, net	13,577	14,069
Goodwill	4,728	4,728
Bank owned life insurance	31,168	28,225
Accrued interest receivable and other assets	9,146	9,111
TOTAL ASSETS	$1,292,736	$1,191,500

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$288,947	$281,358
Interest-bearing	838,968	763,529
Total deposits	1,127,915	1,044,887

Short-term borrowings	31,517	25,683
Other borrowings	917	1,266
Accrued interest payable and other liabilities	6,107	4,829
TOTAL LIABILITIES	1,166,456	1,076,665
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2025 and 2024	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	112,146	103,105
Treasury stock at cost - 353,587 shares in 2025
and 330,513 shares in 2024	(9,293)	(8,294)
Accumulated other comprehensive loss	(5,017)	(8,420)
TOTAL SHAREHOLDERS' EQUITY	126,280	114,835
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,292,736	$1,191,500

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Interest and dividend income:
Loans, including fees	$12,305	$10,580	$46,794	$41,539
Taxable securities	1,847	1,826	7,015	7,315
Nontaxable securities	70	78	293	342
Other	892	868	2,935	2,405
Total interest and dividend income	15,114	13,352	57,037	51,601
Interest expense:
Deposits	3,626	3,717	14,383	14,404
Other	68	69	270	344
Total interest expense	3,694	3,786	14,653	14,748
Net interest income	11,420	9,566	42,384	36,853
Provision for credit loss expense	3,858	2,290	5,375	7,031
Net interest income, after provision
for credit loss expense	7,562	7,276	37,009	29,822
Noninterest income
Service charges on deposit accounts	310	284	1,212	1,156
Trust services	306	268	1,146	1,219
Debit card interchange fees	579	545	2,207	2,115
Credit card fees	187	159	670	643
Earnings on bank owned life insurance	269	229	943	814
Gain on sale of loans	90	66	285	281
Unrealized gain on equity securities	10	20	12	8
Other	205	209	820	866
Total noninterest income	1,956	1,780	7,295	7,102
Noninterest expenses
Salaries and employee benefits	4,132	3,442	15,859	13,623
Occupancy expense	335	300	1,366	1,172
Equipment expense	218	214	847	863
Professional and director fees	486	405	1,793	1,565
Software expense	471	446	1,813	1,709
Marketing and public relations	183	129	597	561
Debit card expense	212	187	829	755
Financial institutions tax	229	216	918	864
FDIC insurance expense	139	142	559	538
Other expenses	844	730	3,160	2,939
Total noninterest expenses	7,249	6,211	27,741	24,589
Income before income taxes	2,269	2,845	16,563	12,335
Federal income tax provision	400	526	3,200	2,323
Net income	$1,869	$2,319	$13,363	$10,012
Net income per share:
Basic and diluted	$0.71	$0.87	$5.07	$3.76

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Years ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net interest income	$11,420	$9,566	$42,384	36,853
Taxable equivalent adjustment[1]	30	33	122	143
Net interest income, FTE	$11,450	$9,599	$42,506	$36,996
Net interest margin	3.72%	3.32%	3.62%	3.30%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.01
Net interest margin, FTE	3.73%	3.33%	3.63%	3.31%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Years ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands)	2025	2024	2025	2024
Pre-Provision Net Revenue (PPNR)
Net interest income	$11,420	$9,566	$42,384	$36,853
Total noninterest income	1,956	1,780	7,295	7,102
Total revenue	13,376	11,346	49,679	43,955

Less: Noninterest expense	7,249	6,211	27,741	24,589

PPNR (Non-GAAP)	$6,127	$5,135	$21,938	$19,366

TANGIBLE EQUITY

(Unaudited)	December 31,	December 31,
(Dollars in thousands)	2025	2024
Total Shareholders' Equity (GAAP)	$126,280	$114,835
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$121,552	$110,107